Exhibit 10.12

Triterras Asia Pte Ltd 9 Raffles Place #23-04 Republic Plaza Singapore 048619	(T) +65 6661 9240 (F) +65 6661 9249 (W) www.triterras.com Registration No. 201306058D

SERVICE AGREEMENT

This Agreement is entered into this date of 1 March 2020 between:

Triterras Asia Pte. Ltd. (a company incorporated in Singapore which registration number is 201306058D), having its registered office at 9 Raffles Place, #23-04, Republic Plaza, Singapore 048619, (hereinafter referred to as “TAPL”); and

Triterras Fintech Pte. Ltd. (Company Registration No. 201801540M) having its registered office at 9 Raffles Place, #23-04, Republic Plaza, Singapore 048619 (hereinafter referred to as “TFPL”).

Hereinafter all parties to the Agreement shall be collectively referred to as Parties and singly as Party.

Whereas TAPL is actively engaged in the business of information technology consulting and provision of information technology solutions to clients.

Whereas TFPL is a related party of TAPL and operates an ERP solutions platform to connect participants of the physical commodities ecosystem and exchange trade information and documents in real time. TFPL requires the services outlined below and TAPL is able and willing to provide the same.

In consideration of mutual benefits to be obtained, the Parties hereto mutually agreed as follows:

1.	Services

TFPL is willing to appoint TAPL as a service provider. The full scope of services to be provided by TAPL in connection with the business transactions and activities in TFPL are as follows (hereinafter referred to as “Services”):

a.	Providing human resource support services including staffing, recruitment, benefits and payroll.

b.	Providing accounting and administrative support services including liaising with auditors, company secretary, tax agent, service providers and regulatory bodies.

c.	Providing operations support services including contract execution and trade settlements (if required).

d.	Providing treasury support services including negotiation of banking facilities and maintaining banking relationships.

e.	Providing management and strategic leadership, expertise, guidance and direction towards achieving business growth.

f.	Providing non-exclusive access to the registered office premises including conference room and related facility management support services.

Triterras Asia Pte Ltd 9 Raffles Place #23-04 Republic Plaza Singapore 048619	(T) +65 6661 9240 (F) +65 6661 9249 (W) www.triterras.com Registration No. 201306058D

2.	Service Fees

In consideration of the services which TAPL provides to TFPL under services (a), (b), and (f) TFPL agrees to pay TAPL a service fee equal to ONE HUNDRED AND FIVE PERCENT (105%) of TAPL’s direct and indirect costs, exclusive of any applicable taxes for Services rendered.

In consideration of the services which TAPL provides to TFPL under services (c), (d) and (e), TFPL agrees to pay TAPL a service fee equal to ONE HUNDRED AND SEVEN PERCENT (107%) of TAPL’s direct and indirect costs, exclusive of any applicable taxes for Services rendered.

3.	Invoice and Payment

TAPL will invoice TFPL by the end of each financial year. Such invoice shall be due and payable within 30 days of TFPL’s receipt of the invoice.

4.	Terms of Agreement

Subject to the Parties’ full compliance with all the terms and conditions herein, this Agreement shall continue in full force and effect from 1st March, 2020 until 28th February, 2021; however, either Party may terminate this agreement by giving thirty (30) days written notice to the other Party. Either Party may terminate this agreement with immediate effect, by providing written notice of the same to the other Party, if:

a.	The other Party, through its acts or omissions, reflects discredit upon the business or reputation of the terminating Party;

b.	The other Party breaches any of the terms of this agreement;

c.	There is a change of control of the other Party; or

d.	The other Party is bankrupt, insolvent, or winding up, whether or not as a result of a court or government authority order.

5.	Assignment and Delegation

Neither Party may assign the duties, obligations, rights or benefits arising from this Agreement to any party without the prior written consent of the other Party, such consent not to be unreasonable withheld.

Triterras Asia Pte Ltd 9 Raffles Place #23-04 Republic Plaza Singapore 048619	(T) +65 6661 9240 (F) +65 6661 9249 (W) www.triterras.com Registration No. 201306058D

6.	Complete Agreement

This Agreement comprises the complete agreement between the parties hereto and supersedes all prior written or oral agreements. It may not be altered except in writing, and signed by a duly authorized representative of both Parties.

7.	Confidentiality

Parties agree to maintain the confidentiality of this Agreement during the term of this Agreement and for a period of 12 months after its termination, unless the information:

a.	Was or becomes part of public knowledge, through no breach of this Agreement by either Party;

b.	Comes lawfully into possession of the parties from a third party; or

c.	Is ordered to be disclosed by a court of law or other governmental authority.

8.	Severability

If any provision of this Agreement is found to be invalid or unenforceable, this will not affect the validity, legality or enforceability of the other provisions of this Agreement, and the obligations and benefits hereunder shall remain in full force and effect.

9.	Effective Date

This Agreement shall be binding and effective on the date first indicated above, when accepted and agreed by the Parties as acknowledged by the signatories of their authorized representatives in the spaces provided below.

10.	Notices

Each notice or communication given pursuant to the terms of this Agreement shall be given in writing by facsimile or email or letter at their respective registered addresses.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with law of Singapore.

12.	Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference to this Clause. The seat, or legal place, of arbitration shall be Singapore and the language to be used in the arbitral proceedings shall be English.

Triterras Asia Pte Ltd 9 Raffles Place #23-04 Republic Plaza Singapore 048619	(T) +65 6661 9240 (F) +65 6661 9249 (W) www.triterras.com Registration No. 201306058D

Triterras Asia Pte. Ltd.	Triterras Fintech Pte. Ltd.

Chief Financial Officer	Director